UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

C&J Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4808566
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3990 Rogerdale Road

Houston, Texas 77042

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by C&J Energy Services, Inc. (the “Company”) to reflect the expiration of the rights to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Rights”) registered on the Form 8-A filed by the Company on March 3, 2017 and subsequently on the Form 8-A filed by the Company on April 7, 2017 (having the effect of transferring the listing of the Rights from the NYSE MKT to the New York Stock Exchange).

Item 1.	Description of the Registrant’s Securities to Be Registered.

On November 7, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of January 6, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Amendment accelerated the expiration of the Rights from 5:00 P.M., New York City time on January 6, 2020 to 5:00 P.M., New York City time on November 7, 2017, and had the effect of terminating the Rights Agreement. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of January 6, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to C&J Energy Services, Inc.’s Current Report on Form 8-K filed on January 9, 2017)

4.2	Amendment No. 1 to the Rights Agreement, dated November 7, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to C&J Energy Services, Inc.’s Current Report on Form 8-K filed on November 9, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&J ENERGY SERVICES, INC.

Date: November 9, 2017	By:	/s/ Danielle Hunter
	Name:	Danielle Hunter
	Title:	Executive Vice President, General Counsel, Chief and Risk Compliance Officer and Corporate Secretary

EXHIBIT INDEX

4.1	Rights Agreement, dated as of January 6, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to C&J Energy Services, Inc.’s Current Report on Form 8-K filed on January 9, 2017)

4.2	Amendment No. 1 to the Rights Agreement, dated November 7, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to C&J Energy Services, Inc.’s Current Report on Form 8-K filed on November 9, 2017)